                                                                    EXHIBIT 99.1

[CLEAR CHANNEL OUTDOOR LOGO]

PRESS RELEASE

                                                   For more information contact:
                                                                    Randy Palmer
                                                                   Clear Channel
                                                                  (210) 822-2828
                                                    RandyPalmer@clearchannel.com

SAN ANTONIO, TX July 3, 2006--Clear Channel Outdoor Holdings, Inc. (NYSE: CCO http://finance.yahoo.com/q?s=cco&d=t - News http://finance.yahoo.com/q/h?s=cco) today announced that on July 1 it completed the previously announced acquisition of In-ter-space Services, Inc. ("ISI"), d/b/a Interspace Airport Advertising for a cash purchase price of approximately $81.3 million, subject to certain post-closing adjustments, the issuance of 4,250,000 shares of Class A Common Stock of Clear Channel Outdoor and an earn-out provision pursuant to which additional consideration may be paid in cash and stock based on ISI meeting certain annual financial performance targets through 2010.

Interspace will continue to operate as an independent unit of Clear Channel Outdoor based in Allentown, Pennsylvania with Marianne and Mark Lieberman as co-CEOs. Interspace operates more than 11,000 displays and has more than 140 employees.

ABOUT CLEAR CHANNEL OUTDOOR

Clear Channel Outdoor is the world's largest outdoor advertising company with over 870,000 displays in more than 50 countries across 6 continents. In the United States, the company operates over 144,000 advertising displays and has a presence in 45 of the top 50 Designated Market Areas. It also operates airport, rail, taxi and mall advertising businesses worldwide. Its Spectacolor (U.S.) and DEFI (international) divisions are the global market leaders in spectacular sign displays, including in New York's Times Square. Clear Channel Adshel is the company's international street furniture division, which operates over 3,500 municipal advertising contracts worldwide. More information may be found by visiting www.clearchanneloutdoor.com

                                       ###